United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2010

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or Other Jurisdiction of Incorporation or Organization)	0-20820 (Commission File Number)	41-1448495 (IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada (Address of Principal Executive Offices)	89119-3720 (Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

The information provided in Item 2.03 below is incorporated herein by reference.

Item 2.03                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 29, 2010, Shuffle Master, Inc., a Minnesota corporation (the “Company”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with each of the financial institutions party to the Credit Agreement from time to time (collectively, the “Lenders”), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), L/C Issuer and Swing Line Lender.  Wells Fargo Securities, LLC and Banc of America Securities LLC have each been given the titles of joint lead arranger and joint lead bookrunner in connection with the Credit Agreement, Bank of America, N.A. has been given the title of syndication agent in connection with the Credit Agreement, and Union Bank, N.A. has been given the title of documentation agent in connection with the Credit Agreement.

The Credit Agreement provides for senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $200 million consisting of a 5-year revolving credit facility in an aggregate principal amount of $200 million (the “Revolving Credit Facility”) with a subfacility for letters of credit of $25 million, a subfacility for multicurrency borrowings in Euros, Australian dollars and Canadian dollars of $25 million, and a subfacility for swing line loans of $20 million, each on customary terms and conditions.  Subject to the terms and conditions of the Credit Agreement, the Company has the option to increase the size of the Revolving Credit Facility to $300 million.  The maturity date of the Credit Agreement is October 29, 2015.

The Senior Credit Facilities are being used to refinance the Company’s existing senior secured credit facility, to pay fees and expenses incurred in connection with the financing transaction and for ongoing working capital and for other general corporate purposes of the Company and its subsidiaries.

The Credit Agreement is secured by first priority liens and security interests in and on the equity of the Company’s domestic subsidiaries and 66% of the voting stock (and 100% of the non-voting stock) of the Company’s foreign subsidiaries; substantially all of the tangible and intangible personal property and assets of the Company and its wholly-owned subsidiary, Shuffle Master International, Inc.; and all products, profits and proceeds of the foregoing.  If the Company or any domestic subsidiary acquires any fee or leasehold interest after the closing of the Credit Agreement transaction with a value of $15 million or more in the aggregate, the Company will grant to the Administrative Agent, for the benefit of the Lenders (as defined in the Credit Agreement), first priority liens on such real property interests.  The obligations of the Company under the Senior Credit Facilities are unconditionally guaranteed, on a joint and several basis, by Shuffle Master International, Inc. This guaranty is a guaranty of payment and not of collection.

The Credit Agreement provides for interest rates and facilities fees to be based on a pricing grid calculated by reference to the Company’s Total Leverage Ratio (as defined in the Credit Agreement).  At the Company’s option, loans (other than Swing line Loans) will bear interest based on the Base Rate or LIBOR, as set forth in the Credit Agreement.  Base Rate interest will be calculated at the Base Rate plus the Applicable Margin (as defined in the Credit Agreement).  The “Base Rate” is the highest of (a) the Federal Funds Rate plus .50%, (b) the prime commercial lending rate of the Administrative Agent, and (c) the One Month LIBOR Rate (as defined in the Credit Agreement) for such day plus 1.00%.  Swing line Loans will bear interest at the Base Rate plus the Applicable Margin.  The initial interest rate will be LIBOR +200bps.

The Credit Agreement requires the Company to maintain the following financial covenants: (a) Total Leverage Ratio (as defined in the Credit Agreement) not to exceed 3.75:1.00 at any time;  (b) Senior Leverage Ratio (as defined in the Credit Agreement) not to exceed 3.00:1.00 at any time and stepping down to 2.75:1.00 at the end of year 3; and (c) Interest Coverage Ratio (as defined in the Credit Agreement) not less than 3.00:1.00 at any time.

The Credit Agreement also contains customary covenants that, subject to specified exceptions, restrict the Company’s and its subsidiaries’ ability to, among other things, incur additional debt, guaranty debt or enter into swap agreements; incur liens; change the nature of its business; merge with or acquire other companies, liquidate or dissolve; and sell, transfer, lease or dispose of all or substantially all of its assets.  Additionally, the Credit Agreement limits the Company from making certain advances, restricted payments and investments outside of its current investment policies except as expressly permitted thereunder.

The Credit Agreement also includes customary events of default, including, among other things, the failure to make timely principal and interest payments or to satisfy the loan covenants, including the financial covenants described above, insolvency, bankruptcy, any revocation of a material gaming license and a change of control (as defined in the Credit Agreement).   Upon the occurrence of an event of default (and the expiration of any applicable grace or cure periods) the Lenders may cease making loans, terminate the Credit Agreement, and declare all amounts outstanding to be immediately due and payable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: November 4, 2010

/s/ DAVID LOPEZ
David Lopez
Interim Chief Executive Officer